Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-1

(Form Type)

BINAH CAPITAL

GROUP, INC.

(Exact name of registrant as specified in its charter)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Secondary Offering Common Stock	21,330,361	$2.10(2)	$44,793,758.10	$6,857.92
Secondary Offering Warrants	5,854,240	—	—	—(5)
Issuance of Common Stock Underlying Warrants	14,442,665	$11.50(3)	$166,090,647.50	$25,428.49

Total	—	—	$210,884,406.60	$32,286.41
Total Fees Previously Paid	—	—	—	—
Registration Fee Due				$32,286.41

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 15,217,833 shares of common stock; and (ii) 5,854,240 shares of common stock underlying the Private Warrants and OPCO warrants.
(3)

Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and the low prices as reported on the Nasdaq Stock Market LLC on February 13, 2025.

(4)	Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(g), based on the exercise price of the warrants.
(5)	Calculated by multiplying the proposed maximum aggregate offering price by 0.00015310.
(6)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the shares of common stock underlying the warrants, and no separate fee is payable for the warrants.